Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

The following are the direct and indirect subsidiaries of Carvana Co. as of December 31, 2019:

Subsidiary	Jurisdiction of Organization
Carvana Co. Sub LLC	Delaware
Carvana Group, LLC	Delaware
Carvana, LLC	Arizona
Carvana Shipping and Delivery, LLC	Arizona
Car360, Inc.	Delaware
Carvana FAC LLC	Delaware
WavyRE, LLC	Delaware
Carvana Auto Receivables 2016-1, LLC	Delaware
Sonoran Auto Receivables Trust 2017-1	Delaware
Desert Auto Receivables Trust I	Delaware
Carvana Insurance Services, LLC	Arizona
Carvana Auto Receivables, LLC	Delaware
Carvana Receivables Depositor, LLC	Delaware
Carvana Auto Receivables Depositor, LLC	Delaware
Carvana RR I, LLC	Delaware
Consumer Auto Services LLC	Delaware
SPVANA Depositor LLC	Delaware
SPVANA I, LLC	Delaware
SPVANA II, LLC	Delaware